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            [LETTERHEAD OF WEINICK SANDERS LEVENTHAL & CO., LLP]


            CONSENT OF WEINICK SANDERS LEVENTHAL & CO., LLP

             (INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

We consent to the use in the Registration Statement on Form SB-2 under the Securities Exchange Act of 1933 of our report dated December 2, 1997 on the consolidated balance sheets of Globus International Resources Corp. and its subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended September 30, 1997 and 1996, and to the reference to our firm under the heading "Experts" in the Prospectus.


                                          Weinick, Sanders Leventhal & Co., LLP



New York, N.Y.
January 29, 1998